Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

December 22, 2011

Board of Directors

Cempra Holdings, LLC

6340 Quadrangle Drive

Suite 100

Chapel Hill, North Carolina 27517

Ladies and Gentlemen:

We have acted as counsel to Cempra Holdings, LLC., a Delaware limited liability company (“Cempra Holdings”), in connection with the registration statement on Form S-1 (No. 333-177261), as amended (the “Registration Statement”), filed by Cempra Holdings with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. Prior to the sale of the Shares (as hereafter defined), Cempra Holdings will be converted into a Delaware corporation and will be named Cempra, Inc. (the “Company”).

The Registration Statement relates to the registration of the sale by the Company of up to $86.25 million worth of shares of the Company’s common stock, par value $0.001 per share (the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, corporate records, certificates of public officials and other instruments as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been issued and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporation Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP